DESCRIPTION OF REGISTRANT'S COMMON STOCK

     The capital stock of the Company is Common Stock, par value $0.01 per share (the "Common Stock"). The Bylaws of the Company (the "Bylaws"), the Articles of Incorporation of the Company (the "Articles"), and Missouri law provide the following with respect to the Common Stock and holders thereof:

     DIVIDEND RIGHTS.

     The Bylaws provide that dividends upon the outstanding shares of Common Stock may be declared by the Board of Directors at any meeting and that such dividends may be paid in cash, in property, or in shares of the Company's stock.

     REDEMPTION PROVISIONS.

     Shares of Common Stock are not subject to redemption.

     VOTING RIGHTS.

     Shares of Common Stock possess general voting powers. The Bylaws provide that in the election of directors, shareholders vote cumulatively unless cumulative voting is unanimously waived by all shareholders present. Accordingly, unless such right is unanimously waived, each shareholder may cast as many votes in the aggregate as shall equal the number of voting shares held by such shareholder, multiplied by the number of directors to be elected at such election, and such votes may all be cast for one candidate or may be distributed among two or more candidates. The Bylaws otherwise grant each holder of Common Stock one vote for each share of Common Stock entitled to vote and registered in the name of such holder on the books of the Company. Pursuant to the Bylaws, every shareholder entitled to vote at a meeting may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact.

     The Bylaws provide that the vote of the holders of a majority of shares of a quorum constitutes a valid corporate act, except in those specific instances in which a larger vote is required by law or by the Articles. Under the Bylaws, a quorum consists of the holders of a majority of the outstanding shares entitled to vote at a meeting of shareholders, present in person or by proxy.

     With respect to certain actions, authorization by the shareholders requires an affirmative vote by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon, whether or not present at the meeting at which the vote is held. Such actions include, under the Articles, the amendment of the Articles and the amendment of the Bylaws. Under Missouri law, such actions include the amendment of the Articles, the restatement of the Articles and the approval of certain business combinations. Under the Bylaws, such actions include the removal of a director, unless the vote of a greater number of shares is required by law.



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     Missouri law requires the affirmative  vote by the holders of two-thirds of the outstanding shares entitled to vote for any reduction in the stated capital of the Company, the sale of substantially all of the Company's assets not in the ordinary course of business, the merger or consolidation of the Company, or the dissolution of the Company.

     So long as the directors of the Company are elected through cumulative voting, Missouri law provides, with respect to the number of directors, that such number may not be reduced to less than three if the number of shares voting against such a decrease would be sufficient to elect a director at an election of three directors, and, with respect to the removal of a director, that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect such person if cumulatively voted at an election of the class of directors of which such person is a part.

     Pursuant to the Bylaws, any action required to be taken or which may be taken upon a vote of the holders of Common Stock at a meeting of the shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the holders of Common Stock.

     CLASSIFICATION OF THE BOARD OF DIRECTORS.

     The Articles provide for a nine (9) member Board of Directors (the "Board"). The Bylaws provide for such Board to be divided into three classes, with one-third of the total number of the full Board elected by the shareholders at each annual meeting.

     LIQUIDATION RIGHTS.

     In the event that the Company is dissolved, Missouri law provides that the property of the Company remaining after the Company has discharged or made provisions for discharging its liabilities will be distributed among the Company's shareholders according to their interests. Currently, the liquidation rights of the holders of Common Stock are not subordinate to those of the holders of any other class of stock.

     PREEMPTION RIGHTS.

     Pursuant to the Articles, no holder of Common Stock is entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the Company of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Company or carrying or evidencing any right to purchase shares of stock of any class.


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     LIABILITIES.

     Holders of Common Stock are not liable to further calls or to assessment by the Company. Under Missouri law, the holders of shares of Common Stock have no liability to the Company or its credits with respect to such shares other than the obligation to pay the Company the full consideration for which such shares were issued or to be issued.

     PROVISIONS DISCRIMINATING AGAINST SUBSTANTIAL SHAREHOLDERS.

     Pursuant to the Articles, the terms, provisions and procedures of the Missouri Control Share Acquisition Statute do not apply to acquisitions of shares of Common Stock. No Article or Bylaw provision discriminates against any existing or prospective holder of Common Stock as a result of such shareholder owning a substantial amount of securities.

     The Company executed a Shareholder Rights Agreement, dated July 28, 1997 (the "Rights Agreement"), that, under certain circumstances, could dilute a substantial shareholder's ownership interest in the Company (as described in "Item 1. Description of Registrant's Security to be Registered" of the Form 8-A).

     MODIFICATION OF RIGHTS.

     Rights granted to holders of Common Stock by the Articles or the Bylaws may be modified through amendment to the Articles or Bylaws, respectively. Pursuant to the Articles, Article provisions may be amended only upon the affirmative vote of a majority of the shares of stock entitled to vote thereon, or, in the event the laws of Missouri require a separate vote by classes of shares, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon. Pursuant to the Articles, the Bylaws may be altered, amended, suspended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote; (ii) by resolution adopted by a majority of the full Board at a meeting thereof; or (iii) by unanimous written consent of all the shareholders or all of the directors in lieu of a meeting; provided, however, that the power of the Directors to alter, amend, suspend or repeal the Bylaws or any portion thereof may be denied as to any Bylaws or any portion thereof enacted by the shareholders if at the time of such enactment the shareholders so expressly state. This restriction on the power of directors to modify Bylaws enacted by shareholders has not been stated with respect to any currently existing Bylaw.

     SUBORDINATION TO OTHER SECURITIES.

     The rights evidenced by, or amounts payable with respect to, Common Stock are not materially limited or qualified by the rights of any other authorized class of securities.

     IMPEDIMENTS TO A CHANGE IN CONTROL.

     The Company has not opted out of the Missouri Business Combination Statute. The statute restricts the ability of the Company to enter into certain "Business Combinations" with an "Interested Shareholder" or with any "Affiliates" and "Associates" of the Interested Shareholder (as defined therein). A "Business Combination" is defined to include, generally, a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassification, recapitalization or reorganization that increases the proportionate voting power of the Interested Shareholder. An "Increased Shareholder" includes, generally, any


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person  or  entity  that  beneficially  owns  or  controls  20% or  more  of the outstanding voting shares of the corporation. Pursuant to the statute, the Company may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the Board prior to the date on which the Interested Shareholder acquired such status; (ii) a Business combination approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (iii) a Business Combination that satisfies certain detailed fairness requirements. Notwithstanding the foregoing, unless the Board of the Company approved such Business Combination prior to the date on which the Interested Shareholder acquired such status or approved the transaction by which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after the date the Interested Shareholder acquired such status.

    In addition to the Missouri Business Combination Statute, the Rights Agreement provides an additional impediment to a change in control of the Company (as described in "Item 1. Description of Registrant's Security to be Registered" of the Form 8-A).